Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING SERVICES AGREEMENT

This agreement (hereinafter referred to as the “Agreement”), dated February 25, 2025, is for Consulting Services (the “Consulting Services”), described in the attached Exhibit A, which is part of this Agreement, to be provided by Richard M. McVey (the “Consultant”), located at [*****] to MarketAxess Holdings Inc., located at 55 Hudson Yards, New York, NY 10001, as well as its subsidiaries, affiliates, and parents (collectively, “MarketAxess” or the “Company”). Consultant previously served as an employee of the Company pursuant to a letter agreement between Consultant and MarketAxess dated January 6, 2023 (the “Employment Letter Agreement”), with December 31, 2024 (the “Separation Date”) serving as his last day of service as an employee.

1.
Term. The term of this Agreement will begin on January 1, 2025 and will continue in effect until February 28, 2027 (the “Term”), unless terminated in advance as follows: (i) at any time upon the mutual written consent of the parties hereto; (ii) by MarketAxess, for Cause (as defined below), immediately upon written notice to Consultant; (iii) by MarketAxess, for any other reason, upon five (5) days’ written notice to Consultant; or (iv) by Consultant for any reason, upon five (5) days’ written notice to MarketAxess. The Term may be extended upon mutual agreement of the parties in writing. If MarketAxess terminates the Agreement pursuant to (iii) above, notwithstanding anything to the contrary in the Employment Letter Agreement or any equity award agreement, any outstanding equity or equity-based incentive awards held by Consultant under any Company equity incentive plans that are not vested as of the termination date of this Agreement shall vest as follows: (A) any such award subject solely to time- or service-based vesting shall continue to become vested, exercisable and payable on the same schedule as if Consultant had remained actively providing service to the Company, and (B) any such award subject to performance-based vesting shall continue to become vested, exercisable and payable on the same schedule as if the Consultant had remained actively providing service to the Company based on actual performance. Consultant’s outstanding equity awards shall otherwise be subject to the same terms and conditions that apply under the applicable equity plan and award agreements. “Cause” shall mean (A) Consultant’s willful misconduct or gross negligence in the performance of Consultant’s duties under this Agreement that is not cured by Consultant within thirty (30) days after Consultant’s receipt of written notice given to Consultant by the Company, (B) Consultant’s conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony, or (C) a material breach by Consultant of this Agreement, any other material written agreement entered into between Consultant and the Company or any material written policy of the Company signed by Consultant, including without limitation the Code of Conduct, as well as policies related to workplace conduct and sexual harassment, in each case that is not cured by Consultant within thirty (30) days after Consultant’s receipt of written notice given to Consultant by the Company.
2.
Consulting Services. During the Term, the Consultant agrees to perform the Consulting Services, based on his specialized knowledge and expertise, as an independent contractor. The

Company shall have no right to, and shall not, control the manner or prescribe the method the Consultant uses to complete the Consulting Services. The Consultant shall be solely responsible for determining the most effective and efficient manner to perform such services, provided that the Consultant agrees to perform the Consulting Services in a competent and professional manner with promptness and diligence in accordance with (i) all applicable United States federal, state, and local laws, rules, and regulations, and (ii) industry standard. The Consultant agrees to provide the Consulting Services as requested by the Company with respect to various matters falling within the Consultant’s expertise, as described in Exhibit A of this Agreement. As requested by the Chairperson of the Company’s Board of Directors, Consultant agrees to be reasonably available for virtual meetings with such Chairperson to provide the Consulting Services. Such meetings may be in-person if both Consultant and Chairperson agree.
3.
Consulting Fees. Unless otherwise negotiated and agreed upon by the parties in writing, as payment for the provision of the Consulting Services, during the Term of this Agreement, the Company will pay to the Consultant an annual fee of $50,000.00, to be paid on a quarterly basis in arrears.
4.
Consultant’s Equipment and Personnel. The Consultant shall be responsible for providing, solely at the Consultant’s expense, all equipment and supplies needed to perform the Consulting Services, including a computer, computer accessories and general office supplies. The Consultant shall be solely responsible for all costs and expenses of doing business, including all wages and other compensation for any employees, agents, or subcontractors the Consultant engages or hires, and all taxes and other business expenses that may be incurred in connection with the Consultant’s performance of services under this Agreement.
5.
Independent Contractor Relationship; Non-Exclusive Arrangement. Nothing under this Agreement shall be construed as creating any partnership, joint venture or agency between the Company and the Consultant. The Consultant shall act solely as an independent contractor and, as such, is not authorized to bind the Company to third parties. The parties recognize that both the Consultant and the Company are, or may be, engaged in similar agreements with others. Nothing in this Agreement shall prevent or preclude the Consultant from performing services for any other company, customer, or client, subject to Section 8 of this Agreement and any continuing obligations to the Company that Consultant may have pursuant to any other written agreement with the Company.
6.
Taxes. The Company shall report all payments made to the Consultant on a calendar year basis using an appropriate IRS Form 1099, if the volume of payments to the Consultant qualify. The Consultant agrees to report all such payments to the appropriate federal, state, and local taxing authorities. Neither federal, state, nor local taxes of any kind shall be withheld or paid by the Company on behalf of the Consultant in connection with payments made by the Company under Section 3 hereof. The Consultant shall be responsible for determining the amounts of and making all applicable tax payments. The Consultant shall indemnify, defend and hold the Company, its officers, directors, agents, employees, contractors and shareholders harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or relating to the foregoing responsibility of the Consultant.

7.
No Benefits. The Consultant is not an employee of the Company and, except as permitted by COBRA, is not entitled to participate in any of the Company’s employee benefit plans, including, but not limited to, any retirement, pension, profit sharing, group insurance, health insurance or similar plans that have been or may be instituted by MarketAxess for the benefit of its employees.
8.
Confidential Information and Acceptable Use.

(a) During the course of Consultant’s engagement hereunder, the Consultant may receive confidential information of and/or be in the possession of confidential information that is marked as confidential or that Consultant should reasonably understand to be confidential or proprietary from the Company, its parent, subsidiaries, and/or any affiliated companies (collectively, “Affiliates”), including, but not limited to, customer lists, client information, services provided to such clients, trade secrets, images, slogans, logos, designs, sketches, mock-ups, samples, concepts, ideas, inventions, original works of authorship, discoveries, techniques, copyrights, patents, trademarks, computer software and any and all information and know-how now or in the future, whether or not such confidential information relates to any Work Product (as defined below), including without limitation, the underlying concept and production methodology of such Work Product (hereinafter, “Confidential Information”). Consultant acknowledges and agrees that it has no claim, right, title, property or other interest of any kind in the Confidential Information. The Consultant shall hold and maintain the Confidential Information in strictest confidence and in trust for the Company's and its Affiliates’ sole and exclusive benefit. The Consultant agrees to keep all Confidential Information in a secure place and further agrees not to publish, communicate, divulge, use or disclose, directly or indirectly, for its own benefit or for the benefit of another, or for any purpose other than in furtherance of the Consultant’s contractual obligations hereunder, either during or after its engagement as a consultant hereunder, any Confidential Information. Consultant shall not discuss or disclose any Confidential Information with or to any person whatsoever, or permit any person whatsoever to examine and/or make copies of any Work Product, except as required to perform the Consulting Services or as requested by law. Upon termination of this Agreement or upon the earlier request of the Company, the Consultant shall deliver all written and/or recorded material, including without limitation, paper, film, cards, tapes, discs and the storage facilities, in Consultant's possession, custody or control which contain any Work Product and/or Confidential Information, and all copies thereof, to the Company.

(b) If the Consultant is requested or required by any court, agency or other governmental authority to disclose any Confidential Information, it shall promptly notify the Company so as to permit the Company to seek a protective order or take other appropriate action. If, in the absence of a protective order, the Consultant is compelled as a matter of law to disclose any Confidential Information, the Consultant shall disclose to the party compelling disclosure only such part of the Confidential Information as is required by law to be disclosed. The Consultant shall exercise its best efforts to obtain assurances that confidential treatment shall be accorded Confidential Information disclosed under such circumstances. Nothing in this Agreement shall prohibit Consultant from making reports of possible violations of law or regulation to a governmental agency or other entity, including, but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Commodity

Futures Trading Commission, the Consumer Financial Protection Bureau, the Occupational Safety and Health Administration, the Department of Justice, the U.S. Congress, any agency Inspector General, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the New York State Division on Human Rights, the New York City Commission on Human Rights, or any other state or local commission on human rights or agency enforcing anti-discrimination laws, or require notification or prior approval by the Company of the same.

(c) Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the Company's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d) The Consultant acknowledges that the Confidential Information is particularly sensitive and of substantial importance to the Company; accordingly, the Consultant agrees that the provisions of this Section 8 shall survive any termination of this Agreement and shall be enforceable against the Consultant in perpetuity.

(e) The Consultant acknowledges it will have access to Confidential Information. If the Company so elects, it shall be entitled, in addition to all other remedies available, to enjoin the violation by Consultant of any provision hereof.

9.
Intellectual Property.

(a) The parties hereby agree that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during Consultant’s engagement hereunder, (collectively referred to as “Work Product”). The term “Work Product” does not include any invention that Consultant developed entirely on Consultant’s own time without using the Company’s equipment supplies, facilities, or trade secret information, except for those inventions that either: (1) relate at the time of conception or development (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development; or (2) result from any work performed by Consultant for the Company.

(b) Consultant hereby assigns to MarketAxess all right, title, and interest in and to any and all Work Product, and agrees to assist the Company, at MarketAxess’ expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. In addition to, and not in contravention of any of, the foregoing, Consultant acknowledges that all original works of authorship that are made by Consultant (solely or jointly with others) within the scope of this engagement and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).

10.
No-Conflicts. The Consultant represents and warrants to the Company that it is not subject to any contractual or other restriction or obligation which is inconsistent with any representation, obligation or assignment of Consultant, any rights of the Company under this Agreement or Consultant’s acceptance of engagement with or performance of the Consulting Services. This provision shall not be construed as preventing the Consultant from engaging in any other business activities, including competing business activities, so long as they do not violate this provision.
11.
Waiver. Without waiving the Consultant’s right to seek direct damages in connection with any dispute under this Agreement, the Consultant waives any claim, right or entitlement to punitive damages, indirect damages or consequential damages in connection with any dispute under this Agreement.
12.
Notices. All notices and other communications hereunder shall be in writing and shall be sent by e-mail to the e-mail address set forth below:

If to the Company: If to the Consultant:

MarketAxess Holdings Inc. Richard M. McVey

55 Hudson Yards 15th Floor [*****]

New York, NY 10001 [*****]

Email: LegalNY@marketaxess.com Email: [*****]

Each party hereto may designate in writing a new e-mail address to which any notice or other communication may thereafter be so given, served or sent. Each notice or other communication sent by e-mail shall be deemed given, served, sent or received for all purposes on the date of transmission, provided no “bounceback” or similar notice of non-delivery is received.

13.
Assignment. This Agreement may not be assigned, transferred or subcontracted, in whole or in part, by the Consultant. However, nothing in this provision shall limit or restrict the Consultant from engaging or hiring others to assist the Consultant in performing the Consulting Services contemplated by this Agreement. The Company may assign this Agreement to any successors or assigns, and Consultant shall be bound to any successor or assign of the Company.
14.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.
15.
Forum Selection. Consultant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in a United States District Court in the Southern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court.
16.
Service. The Consultant and the Company agree that service of process in any action or proceeding brought: (a) by the Company or any Affiliate against the Consultant may be made upon the Consultant by mailing a copy of the same to him/her at the address set forth herein; and (b) by the Consultant against the Company may be made by mailing a copy of the same to it at the address set forth herein.
17.
The parties agree that the Separation Date will be treated as a “separation from service” for purposes of Section 409A of the Internal Revenue Code. In no event shall the Consulting Services exceed a number of hours per month that would result in Consultant providing greater than twenty percent (20%) of the average number of hours Consultant was providing bona fide services to the Company in the 36-month period prior to the Separation Date (the “Period”). For the avoidance of doubt, it is assumed that Consultant provided approximately 32 hours of service to the Company per week during the Period.
18.
Entire Agreement; Modification; Waiver. This Agreement sets forth the entire understanding and agreement of the parties hereto relating to the retention of the Consultant by the Company, and all other previous or contemporaneous understandings or agreements relating to the retention of the Consultant by the Company, whether written or oral, are hereby superseded. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuous waiver.
19.
Headings. Headings appearing in this Agreement are for convenience only and do not in any way limit, amplify, modify, or otherwise affect the terms and provisions of this Agreement.
20.
Savings Clause. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, either in whole or in part this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid, legal and enforceable to the fullest extent permissible.

The parties enter into and execute this Agreement on the dates set forth below.

ACCEPTED AND AGREED TO:

By: /s/ Richard M. McVey____________	2/25/2025
Richard M. McVey	Date

MarketAxess Holdings Inc.

By: /s/ Christopher R. Concannon	2/25/2025
Name: Christopher R. Concannon	Date
Title: Chief Executive Officer

EXHIBIT A

The Consulting Services shall include:

Advisory services regarding fixed-income market structure, corporate strategy and global regulatory framework applicable to the Company’s services.